Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports first quarter 2017 earnings from continuing operations of $278 million, up 8 percent over the prior year, and earnings per share of $0.23, up 15 percent
Results reflect strong net interest income and other financing income and net interest margin growth

BIRMINGHAM, Ala. - (BUSINESS WIRE) - April 18, 2017 - Regions Financial Corporation (NYSE:RF) today announced earnings for the first quarter ended March 31, 2017. The company reported net income available to common shareholders from continuing operations of $278 million, an increase of 8 percent compared to the first quarter of 2016. Earnings per diluted share from continuing operations were $0.23, an increase of 15 percent from the first quarter of 2016.

“Our first-quarter performance reflects a solid start to 2017. We achieved solid growth in fundamental areas such as checking accounts, wealth management relationships, and active credit cards as well as strong growth in net interest income and other financing income,” said Grayson Hall, Chairman, President and CEO. “In addition, we are diligently controlling expenses and successfully executing our strategic plan, including, staying focused on serving customer needs and continued action steps to diversify our business. Given the operating environment, we remain well-positioned to benefit from rising interest rates and our solid capital position.”

“We believe Regions’ commitment to superior service is clearly resonating with customers, as reflected in the latest customer experience rankings compiled by the Temkin Group, a national research firm,” Hall added. “Not only is Regions the highest-rated bank in the 2017 Temkin Experience Ratings, Regions is also tied for the fourth-highest-rated company across all industries in the nationwide review. Our associates are committed to deepening relationships and delivering our best to the customers we serve, as well as offering financial advice, guidance and education to help our customers reach their financial goals.”

SUMMARY OF FIRST QUARTER 2017 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	3/31/2017	12/31/2016	3/31/2016
Income from continuing operations (A)	$294	$294	$273
Income (loss) from discontinued operations, net of tax	7	1	—
Net income	301	295	273
Preferred dividends (B)	16	16	16
Net income available to common shareholders	$285	$279	$257
Net income from continuing operations available to common shareholders (A) – (B)	$278	$278	$257

Diluted earnings per common share from continuing operations	$0.23	$0.23	$0.20

Diluted earnings per common share	$0.23	$0.23	$0.20

First quarter 2017 results compared to fourth quarter 2016:

•	Net interest income and other financing income on a fully taxable equivalent basis increased 1 percent; the resulting net interest margin was 3.25 percent, up 9 basis points.

•	Non-interest income decreased 2 percent, and relatively flat on an adjusted basis(1).

•	Non-interest expenses decreased 2 percent, and 1 percent on an adjusted basis(1).

•	Average loans and leases totaled $80.2 billion, a decrease of $411 million or just under 1 percent.

◦	Consumer lending balances decreased $215 million on an average basis.

◦	Business lending balances decreased $196 million on an average basis.

•	Average deposit balances totaled $98.0 billion, a decrease of $530 million or just under 1 percent; low-cost deposits decreased $173 million.

•
Allowance for loan and lease losses declined 3 basis points to 1.33 percent of total loans; the allowance for loan and lease losses attributable to direct energy loans decreased from 7.0 percent to 6.1 percent.

•	Net charge-offs increased 10 basis points to 0.51 percent of average loans, and non-accrual loans, excluding loans held for sale, increased 2 basis points to 1.26 percent of loans outstanding.

First quarter 2017 results compared to first quarter 2016:

•	Net interest income and other financing income on a fully taxable equivalent basis remained stable; the resulting net interest margin increased 6 basis points.

•	Non-interest income increased 1 percent, and relatively flat on an adjusted basis(1).

•	Non-interest expenses increased 1 percent, and 3 percent on an adjusted basis(1).

•	Average loans and leases decreased $1.3 billion or 2 percent.

◦	Consumer lending balances increased 2 percent on an average basis.

◦	Business lending balances decreased 4 percent on an average basis.

•	Average deposit balances increased $217 million; low-cost deposits increased $437 million.

•	Net charge-offs increased 17 basis points to 0.51 percent of average loans, and non-accrual loans, excluding loans held for sale, increased 4 basis points to 1.26 percent of loans outstanding.

FIRST QUARTER 2017 FINANCIAL RESULTS:
Selected items impacting earnings:

	Quarter Ended
($ amounts in millions, except per share data)	3/31/2017	12/31/2016	3/31/2016
Pre-tax selected items:
Branch consolidation, property and equipment charges	$(1)	$(17)	$(14)
Salaries and benefits related to severance charges	(4)	(5)	(12)
Gain on sale of affordable housing loans	—	5	—
Bank-owned life insurance benefits (tax free)	—	—	14
Insurance proceeds	—	—	3
Professional fee recovery	—	—	7

Diluted EPS impact*	$—	$(0.01)	$—

* Based on income taxes at a 38.5% incremental rate.

During the first quarter, the company incurred $1 million of expenses related to the previously announced consolidation of 27 branches, which are expected to close in the second quarter of 2017. Since the fourth quarter of 2015, the company has consolidated or announced plans to consolidate 130 branches as part of its overall plan to consolidate at least 150 branches by the end of 2017. The company also incurred $4 million of severance expense during the quarter related to ongoing efficiency efforts.

Total revenue

	Quarter Ended
($ amounts in millions)	3/31/2017	12/31/2016	3/31/2016	1Q17 vs. 4Q16		1Q17 vs. 1Q16
Net interest income and other financing income	$859	$853	$862	$6	0.7%	$(3)	(0.3)%
Net interest income and other financing income - fully taxable equivalent (FTE)	$881	$874	$883	$7	0.8%	$(2)	(0.2)%
Net interest margin (FTE)	3.25%	3.16%	3.19%

Non-interest income:
Service charges on deposit accounts	168	173	159	(5)	(2.9)%	9	5.7%
Wealth management	109	103	106	6	5.8%	3	2.8%
Card & ATM fees	104	103	95	1	1.0%	9	9.5%
Mortgage income	41	43	38	(2)	(4.7)%	3	7.9%
Capital markets fee income and other	32	31	41	1	3.2%	(9)	(22.0)%
Bank-owned life insurance	19	20	33	(1)	(5.0)%	(14)	(42.4)%
Commercial credit fee income	18	19	19	(1)	(5.3)%	(1)	(5.3)%
Insurance proceeds	—	—	3	—	NM	(3)	(100.0)%
Net revenue from affordable housing	—	1	11	(1)	(100.0)%	(11)	(100.0)%
Market value adjustments on employee benefit assets*	5	3	(12)	2	66.7%	17	(141.7)%
Securities gains (losses), net	—	5	(5)	(5)	(100.0)%	5	(100.0)%
Other	14	21	18	(7)	(33.3)%	(4)	(22.2)%
Non-interest income	$510	$522	$506	$(12)	(2.3)%	$4	0.8%
Total revenue, taxable-equivalent basis	$1,391	$1,396	$1,389	$(5)	(0.4)%	$2	0.1%

Adjusted total revenue, taxable-equivalent basis (non-GAAP)(1)	$1,391	$1,386	$1,391	$5	0.4%	$—	—%

* These market value adjustments relate to assets held for certain employee benefits, and are offset within salaries and employee benefits expense.

Comparison of first quarter 2017 to fourth quarter 2016
Total revenue on a fully taxable equivalent basis was $1.39 billion in the first quarter, a decrease of $5 million compared to the fourth quarter of 2016. However, adjusted(1) total revenue on a fully taxable equivalent basis increased $5 million from the prior quarter.

Net interest income and other financing income on a fully taxable equivalent basis was $881 million, an increase of $7 million or 1 percent. The resulting net interest margin was 3.25 percent, an increase of 9 basis points. Net interest margin and net interest income and other financing income benefited from higher market interest rates and lower premium amortization on investment securities, partially offset by lower average loan balances. In addition, two fewer days in the quarter resulted in a decrease to net interest income and other financing income of approximately $10 million, but benefited net interest margin by approximately 2 basis points.

Non-interest income totaled $510 million, a decrease of $12 million or 2 percent, primarily due to gains associated with the sale of securities and affordable housing residential mortgage loans during the fourth quarter. On an adjusted basis(1), non-interest income decreased $2 million. Growth in investment services and insurance income contributed to a $6 million or 6 percent increase in wealth management income. Card & ATM fees increased $1 million or 1 percent attributable to an increase in interchange income. Capital markets income increased $1 million or 3 percent as increased revenues associated with debt underwriting and loan syndications were partially offset by lower merger and acquisition advisory services.

Mortgage income decreased $2 million or 5 percent, driven by lower production related to seasonality and rising interest rates. During the first quarter, the company reached an agreement to purchase the rights to service approximately $2.9 billion of mortgage loans with an expected close date of April 30, 2017 subject to customary closing conditions. Including this transaction, the company will have purchased the rights to service more than $15 billion of mortgage loans over the past four years. Increased servicing income is expected to help offset the impact of lower mortgage production.

In addition, checking account growth helped to offset seasonally weaker service charges, which declined $5 million or 3 percent.

Comparison of first quarter 2017 to first quarter 2016
Total revenue on a fully taxable equivalent basis increased $2 million compared to the first quarter of 2016. Adjusted(1) total revenue on a fully taxable equivalent was unchanged.

Net interest income and other financing income on a fully taxable equivalent basis remained stable compared to the prior year. The resulting net interest margin was 3.25 percent, an increase of 6 basis points. The current quarter net interest margin and net interest income and other financing income benefited from higher market interest rates, the impact of hedging strategies, and higher investment securities balances, partially offset by lower average loan balances. In addition, one fewer day in the quarter resulted in a decrease to net interest income and other financing income of approximately $5 million, but benefited net interest margin by approximately 1 basis point.

Non-interest income increased $4 million or 1 percent compared to the first quarter of 2016. On an adjusted basis(1), non-interest income increased $2 million. Service charges increased $9 million or 6 percent reflecting growth in checking accounts of 1.5 percent. Card & ATM fees increased $9 million or 9 percent driven by active card growth and an increase in transactions and spending volume. Wealth management income increased $3 million or 3 percent driven by growth in investment management & trust fees, partially offset by lower insurance income. Market value adjustments on employee benefit assets, which are offset in salaries and benefits, also increased $17 million.

During the first quarter of 2016, the company recorded $14 million in bank-owned life insurance income related to a large claim benefit, as well as a gain on exchange of policies. These gains were not repeated during the first quarter of 2017.

Capital markets income decreased $9 million or 22 percent due to reduced income from merger and acquisition advisory services and fees generated from the placement of permanent financing for real estate customers, partially offset by an increase in debt underwriting activity.

Net revenue from affordable housing decreased $11 million associated with gains recognized in the prior year that were not repeated.

Non-interest expense

	Quarter Ended
($ amounts in millions)	3/31/2017	12/31/2016	3/31/2016	1Q17 vs. 4Q16		1Q17 vs. 1Q16
Salaries and employee benefits	$478	$472	$475	$6	1.3%	$3	0.6%
Net occupancy expense	85	89	86	(4)	(4.5)%	(1)	(1.2)%
Furniture and equipment expense	80	80	78	—	NM	2	2.6%
Outside services	40	41	36	(1)	(2.4)%	4	11.1%
Marketing	24	23	25	1	4.3%	(1)	(4.0)%
FDIC insurance assessments	27	28	25	(1)	(3.6)%	2	8.0%
Professional, legal and regulatory expenses	22	26	13	(4)	(15.4)%	9	69.2%
Branch consolidation, property and equipment charges	1	17	14	(16)	(94.1)%	(13)	(92.9)%
Credit/checkcard expenses	14	14	13	—	NM	1	7.7%
Visa class B shares expense	3	—	2	3	NM	1	50.0%
Provision (credit) for unfunded credit losses	1	(3)	1	4	(133.3)%	—	—%
Other	102	112	101	(10)	(8.9)%	1	1.0%
Total non-interest expense from continuing operations	$877	$899	$869	$(22)	(2.4)%	$8	0.9%
Total adjusted non-interest expense(1)	$872	$877	$843	$(5)	(0.6)%	$29	3.4%

Comparison of first quarter 2017 to fourth quarter 2016
Non-interest expense totaled $877 million in the first quarter, a decrease of $22 million or 2 percent compared to the fourth quarter of 2016. On an adjusted basis(1), non-interest expense totaled $872 million, a decrease of $5 million or 1 percent. Declines in professional, legal and regulatory expenses, net occupancy expense, and other non-interest expense were partially offset by increases in salaries and benefits, and additional provision for unfunded credit losses.

Professional, legal and regulatory expenses decreased $4 million or 15 percent, primarily due to lower litigation-related costs. Net occupancy expense decreased $4 million or 4 percent, and other real estate expenses, included within other non-interest expenses, also decreased $4 million.

Total salaries and benefits increased $6 million or 1 percent. Seasonal increases in payroll taxes were partially offset by declines in production-based incentives while staffing levels remained relatively unchanged.

The company's efficiency ratio was 63.1 percent, or 62.7 percent on an adjusted basis(1). The effective tax rate was 30.4 percent compared to 31.2 percent in the fourth quarter.

Comparison of first quarter 2017 to first quarter 2016
Non-interest expense increased $8 million or 1 percent from the first quarter of 2016. On an adjusted basis(1), non-interest expense increased $29 million or 3 percent primarily due to higher market value adjustments on employee benefit assets included in salaries and benefits and higher professional, legal and regulatory expenses.

Excluding the impact of severance expense, total salaries and benefits increased $11 million or 2 percent. The increase was primarily due to a $17 million increase in market value adjustments on employee benefit assets, which was offset in non-interest income, as well as annual merit increases. These increases were partially offset by lower production-based incentives and the impact of staffing reductions. Staffing levels have declined 3 percent year-over-year.

Professional, legal and regulatory expenses increased $9 million primarily due to a $7 million favorable legal settlement that was recorded in the prior year. FDIC insurance assessments increased $2 million reflecting the implementation of the FDIC assessment surcharge that went into effect in the third quarter of 2016.

Loans and Leases

	Average Balances

($ amounts in millions)	1Q17	4Q16	1Q16	1Q17 vs. 4Q16		1Q17 vs. 1Q16
Commercial and industrial	$35,330	$35,149	$36,103	$181	0.5%	$(773)	(2.1)%
Commercial real estate—owner-occupied	7,139	7,319	7,871	(180)	(2.5)%	(732)	(9.3)%
Investor real estate	6,475	6,672	7,021	(197)	(3.0)%	(546)	(7.8)%
Business Lending	48,944	49,140	50,995	(196)	(0.4)%	(2,051)	(4.0)%
Residential first mortgage*	13,469	13,485	12,828	(16)	(0.1)%	641	5.0%
Home equity	10,606	10,711	10,956	(105)	(1.0)%	(350)	(3.2)%
Indirect—vehicles	2,108	2,075	2,030	33	1.6%	78	3.8%
Indirect—vehicles third-party	1,835	2,021	2,026	(186)	(9.2)%	(191)	(9.4)%
Indirect—other consumer	937	889	599	48	5.4%	338	56.4%
Consumer credit card	1,166	1,146	1,050	20	1.7%	116	11.0%
Other consumer	1,113	1,122	1,026	(9)	(0.8)%	87	8.5%
Consumer Lending	31,234	31,449	30,515	(215)	(0.7)%	719	2.4%
Total Loans	$80,178	$80,589	$81,510	$(411)	(0.5)%	$(1,332)	(1.6)%

NM - Not meaningful.
* 2017 average residential first mortgage balances reflect the impact of $171 million associated with the sale of affordable housing residential mortgage loans at the end of 2016.

Comparison of first quarter 2017 to fourth quarter 2016
Average loans and leases were $80.2 billion for the first quarter, a decrease of $411 million compared to the fourth quarter of 2016.

Average balances in the consumer lending portfolio decreased $215 million, impacted by the company's decision to exit a third-party arrangement within the indirect-vehicle portfolio, as well as a sale of affordable housing residential mortgage loans at the end of 2016. Average third-party indirect-vehicle balances declined $186 million or 9 percent during the quarter, and are expected to decline between $500 million and $600 million during 2017. Excluding the third-party indirect-vehicle portfolio, average indirect-vehicle balances increased $33 million. Average residential first mortgage balances decreased $16 million. Excluding the impact of the fourth quarter affordable housing residential mortgage loan sale of $171 million, average mortgage balances increased approximately 1 percent. Home equity balances declined $105 million or 1 percent as customers continue to pay off line of credit balances faster than new loan production. Average home equity lines of credit decreased $184 million while average home equity loans increased $79 million. Average indirect-other consumer loans increased $48 million or 5 percent as the company continued to grow its point-of-sale portfolio. Consumer credit card balances increased $20 million or 2 percent primarily due to an increase in active credit cards, as the company’s penetration rate of deposit customers increased 20 basis points to approximately 18.6 percent.

Average balances in the business lending portfolio decreased $196 million as declines in owner-occupied commercial real estate and investor real estate were partially offset by growth in commercial and industrial. The company remains focused on achieving appropriate balance and diversity in its loan portfolio while improving risk-adjusted returns. Average business lending balances continue to reflect the company's risk management decisions in certain industries and asset classes. Specifically, average direct energy loans declined $93 million or 4 percent and average investor real estate loans declined $197 million or 3 percent, driven by a $147 million or 8 percent reduction in multi-family loans. Additionally, soft demand and increasing competition for middle market and small business loans continues to impact owner-occupied commercial real estate loan production. Growth in commercial and industrial loans was led by new relationships and expansion of exiting relationships in the government and institutional banking portfolio and an increase in utilization in the real estate investment trust portfolio, which more than offset the decline in average energy balances. In addition, line utilization increased 31 basis points during the quarter as the company exited certain large loan commitments with low utilization. The company continues to expect business lending growth in 2017, driven in part by growth in the technology & defense, healthcare, power & utilities, and asset-based lending portfolios.

Comparison of first quarter 2017 to first quarter 2016
Average loans and leases declined $1.3 billion or 2 percent compared to the first quarter of 2016 as growth in the consumer lending portfolio was more than offset by declines in the business lending portfolio.

The consumer lending portfolio experienced growth in almost every product category as average balances increased $719 million or 2 percent. Residential first mortgage balances increased $641 million or 5 percent despite the impact from the affordable housing residential mortgage loan sale in the fourth quarter of 2016. Indirect-other increased $338 million or 56 percent, as the company continued to successfully execute its point-of-sale initiatives. Consumer credit card balances increased $116 million or 11 percent as active credit cards increased 10 percent, and the company’s penetration rate of deposit customers increased 110 basis points. In addition, other consumer loans increased $87 million or 8 percent primarily due to growth in unsecured loans generated through the branch network. These increases were partially offset by declines in indirect-vehicle and home equity balances. Average third-party indirect-vehicle balances decreased $191 million or 9 percent, and home equity balances decreased $350 million or 3 percent.

The average business lending portfolio decreased $2.1 billion or 4 percent primarily due to declines in the direct energy and multi-family portfolios, as well as owner-occupied commercial real estate loans. Average direct energy loans decreased $551 million or 21 percent, and average multi-family investor real estate loans decreased $475 million or 23 percent. The declines in owner-occupied commercial real estate loans reflect the competitive market and continued softness in loan demand from middle market and small business customers.

Deposits

	Average Balances

($ amounts in millions)	1Q17	4Q16	1Q16	1Q17 vs. 4Q16		1Q17 vs. 1Q16
Low-cost deposits	$90,819	$90,992	$90,382	$(173)	(0.2)%	$437	0.5%
Time deposits	7,148	7,505	7,368	(357)	(4.8)%	(220)	(3.0)%
Total Deposits	$97,967	$98,497	$97,750	$(530)	(0.5)%	$217	0.2%

($ amounts in millions)	1Q17	4Q16	1Q16	1Q17 vs. 4Q16		1Q17 vs. 1Q16
Consumer Bank Segment	$56,243	$55,638	$53,492	$605	1.1%	$2,751	5.1%
Corporate Bank Segment	28,165	28,730	27,608	(565)	(2.0)%	557	2.0%
Wealth Management Segment	10,041	10,245	12,311	(204)	(2.0)%	(2,270)	(18.4)%
Other	3,518	3,884	4,339	(366)	(9.4)%	(821)	(18.9)%
Total Deposits	$97,967	$98,497	$97,750	$(530)	(0.5)%	$217	0.2%

Comparison of first quarter 2017 to fourth quarter 2016
Total average deposit balances were $98.0 billion in the first quarter, a decrease of $530 million or less than 1 percent from the fourth quarter of 2016. Average low-cost deposits decreased $173 million and represented 93 percent of average deposits. Deposit costs remained near historical lows at 14 basis points and total funding costs were 32 basis points in the first quarter.

Average deposits in the Consumer segment increased $605 million or 1 percent. Average Corporate segment deposits decreased $565 million or 2 percent driven by seasonal declines. Average deposits in the Wealth Management segment declined $204 million or 2 percent as a result of ongoing strategic reductions of certain collateralized deposits.

Average deposits in the Other segment decreased $366 million or 9 percent driven by the strategic decision to reduce approximately $500 million of higher cost retail brokered sweep deposits that were no longer a necessary component of the company's current funding strategy.

Comparison of first quarter 2017 to first quarter 2016
Total average deposit balances increased $217 million from the prior year. Average low-cost deposits increased $437 million. Average deposits in the Consumer segment increased $2.8 billion or 5 percent, and average Corporate segment deposits increased $557 million or 2 percent. Average deposits in the Wealth Management segment declined $2.3 billion or 18 percent, and average deposits in the Other segment declined $821 million or 19 percent.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	3/31/2017	12/31/2016	3/31/2016
ALL/Loans, net	1.33%	1.36%	1.41%
Net loan charge-offs as a % of average loans, annualized	0.51%	0.41%	0.34%
Non-accrual loans, excluding loans held for sale/Loans, net	1.26%	1.24%	1.22%
NPAs (ex. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.37%	1.37%	1.36%
NPAs (inc. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale*	1.57%	1.58%	1.61%
Total TDRs, excluding loans held for sale	$1,364	$1,385	$1,268
Total Criticized Loans—Business Services**	$3,538	$3,612	$3,625
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Comparison of first quarter 2017 to fourth quarter 2016
Net charge-offs totaled $100 million or 0.51 percent of average loans during the first quarter compared to $83 million or 0.41 percent of average loans in the previous quarter. Three large-dollar commercial loans were charged-off during the quarter totaling approximately $39 million; however, the provision for loan losses was $30 million less than net charge-offs. The reduction in total loans outstanding, decreased allowance associated with commercial charge-offs, and continued improvement in the energy portfolio, resulted in an allowance for loan and lease losses decline of 3 basis points to 1.33 percent of total loans outstanding. Total non-accrual loans, excluding loans held for sale, increased 2 basis points to 1.26 percent of loans outstanding, while total business services criticized loans and total delinquencies decreased 2 percent and 16 percent, respectively.

Charge-offs related to the company’s direct energy portfolio totaled $13 million in the quarter. The allowance for loan and lease losses associated with the direct energy loan portfolio decreased to 6.1 percent compared to 7.0 percent in the previous quarter as the company's exposure to direct energy continued to decline ending the quarter at 2.5 percent of total loans outstanding. Given the current phase of the credit cycle, volatility in certain credit metrics can be expected, especially related to large-dollar commercial credits and fluctuating commodity prices.

The allowance for loan losses as a percentage of total non-accrual loans was approximately 106 percent at quarter end. Excluding direct energy, the allowance for loan losses, as a percent of non-accrual loans, or the adjusted coverage ratio(1), was 135 percent.

Comparison of first quarter 2017 to first quarter 2016
Net charge-offs increased 17 basis points compared to the first quarter of 2016 and represented 0.51 percent of average loans compared to 0.34 percent in the prior year. The allowance for loan and lease losses as a percent of total loans decreased 8 basis points.

Total non-accrual loans, excluding loans held for sale, increased from 1.22 percent to 1.26 percent of loans outstanding, while total business lending criticized loans and total delinquencies decreased 2 percent and 5 percent, respectively.

Capital and liquidity

	As of and for Quarter Ended
	3/31/2017	12/31/2016	3/31/2016
Basel III Common Equity Tier 1 ratio(2)	11.3%	11.2%	10.9%
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)	11.2%	11.1%	10.7%
Tier 1 capital ratio(2)	12.1%	12.0%	11.6%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	9.15%	8.99%	9.48%
Tangible common book value per share (non-GAAP)(1)	$9.08	$8.95	$8.97

Under the Basel III capital rules, Regions’ estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 12.1 percent and 11.3 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2) was estimated at 11.2 percent on a fully phased-in basis.

During the first quarter, the company repurchased $150 million or 10.2 million shares of common stock and declared $78 million in dividends to common shareholders reflecting 80 percent of earnings returned to shareholders. The company’s liquidity position remained solid with its loan-to-deposit ratio at the end of the quarter at 80 percent, and as of quarter-end, the company remained fully compliant with the liquidity coverage ratio rule.

(1)	Non-GAAP, refer to pages 9, 14, and 23 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Tuesday, April 18, 2017, at 2 p.m. ET through Thursday, May 18, 2017. To listen by telephone, please dial 1-855-859-2056, and use access code 88290117. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 1,900 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•
Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

•
Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

•
Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Our inability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner could have a negative impact on our revenue.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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Changes in laws and regulations affecting our businesses, such as the Dodd-Frank Act and other legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance and intensity of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

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The Basel III framework calls for additional risk-based capital surcharges for globally systemically important banks. Although we are not subject to such surcharges, it is possible that in the future we may become subject to similar surcharges.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The success of our marketing efforts in attracting and retaining customers.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•	The risks and uncertainties related to our acquisition and integration of other companies.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information; disruption or damage to our systems; increased costs; losses; or adverse effects to our reputation.

•	Our ability to realize our adjusted efficiency ratio target as part of our expense management initiatives.

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Significant disruption of, or loss of public confidence in, the Internet and services and devices used to access the Internet could affect the ability of our customers to access their accounts and conduct banking transactions.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses; result in the disclosure of and/or misuse of confidential information or proprietary information; increase our costs; negatively affect our reputation; and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect how we report our financial results.

•	Other risks identified from time to time in reports that we file with the SEC.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Net interest income and other financing income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The Company's allowance for loan losses as a percentage of non-accrual loans, or coverage ratio is an important credit metric to many investors. Much of the Company's energy exposure is collateralized and therefore requires a lower specific allowance. Adjusting the Company's total allowance for loan losses to exclude the portion attributable to energy and excluding non-accrual energy loans produces an adjusted coverage ratio that management believes could be meaningful to investors.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance